Exhibit 10.1

REAL INDUSTRY, INC.

MANAGEMENT CONTINUITY PLAN FOR SENIOR OFFICERS

SECTION 1.GENERAL

1.1Plan Name and Effective Date. The name of the Plan is the Real Industry, Inc. Management Continuity Plan for Senior Officers. The Plan shall be effective as of May 19, 2016 (the “Effective Date”).

1.2Purpose. The purpose of the Plan is to provide for severance benefits to certain specified senior officers whose employment with the Company Group is involuntarily terminated. This Plan is intended to be the exclusive means by which the Company Group provides eligible employees with severance benefits except to the extent different benefits are provided in written agreements signed by authorized representatives of the Company Group.

SECTION 2.DEFINITIONS

Terms not otherwise defined throughout the Plan shall be defined as follows:

2.1“Affiliate” means any corporation or other entity controlled by the Company and designated by the Committee as such.

2.2“Beneficiary” shall mean the beneficiary or beneficiaries designated in accordance with Section 7 to receive the amount, if any, payable under the Plan upon the death of an Executive.

2.3“Board” means the Board of Directors of the Company.

2.4A “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (i) any “Person” (as hereinafter defined) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (ii) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (iii) stockholders of the Company adopt and consummate (x) a plan of liquidation for all or substantially all of the assets of the Company or (y) an agreement providing for the distribution of all or substantially all of the assets of the Company; (iv) consummation of a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (v) there is a Change in Control of the Company of a nature that is reported in response to Item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; or (vi) the Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act).

2.5“Code” means the Internal Revenue Code of 1986, as amended, and any applicable notices, rulings and regulations promulgated thereunder.

2.6“Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan in accordance with Section 6.1, which such committee may be one or more persons.

2.7“Company” means Real Industry, Inc., a Delaware corporation.

2.8“Company Group” shall mean, collectively or individually, as the context requires, the Company and each of its Subsidiaries and Affiliates. When referring to the employment of an Executive with the Company Group (or the termination of such employment), references to Company Group shall be deemed to refer to the member thereof that employs such Executive, as appropriate in the context.

2.9“Continuing Directors” shall mean the members of the Board on the Effective Date, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director; provided, however, that no individual initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be a Continuing Director.

2.10“Director” means a director serving on the Board who is not also an Employee; and who has been duly elected to the Board by the stockholders of the Company or by the Board under applicable corporate law. Neither service as a Director nor payment of a director’s fee by the Company shall, without more, constitute “employment” by the Company.

2.11“Disability” means:

(a)in the case where the Executive has a written employment agreement with the Company Group, the definition for such term set forth in such employment agreement as in effect; and

(b)in all other cases, an Executive’s inability, due to physical or mental incapacity, to substantially perform his or her duties and responsibilities for a period of ninety (90) days during any twelve-month period as determined by the Company.

2.12“Discharge or Discharged for Cause” shall mean, with respect to an Executive, unless otherwise specifically defined in an employment agreement between the Executive and the Company Group, a Discharge from Employment by reason of any one or more of the following:

(i)the willful failure by the Executive to attempt in good faith to substantially perform his obligations to the Company and/or under any award or other agreements with the Company (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written Notice of Termination that such actions are occurring and the Executive has been afforded at least ten (10) days to cure same;

(ii)Executive’s willfully engaging in fraud or other financial dishonesty, including, without limitation, theft or misappropriation of funds or property of the Company, insider trading or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written consent of the Board;

(iii)any other material breach or violation by the Executive of this Plan, any restrictive covenants under any agreement with the Company, the Company’s written code of conduct, written code of ethics or other written policy; provided, however, that the Company shall have provided the Executive with written Notice of Termination that such actions are occurring and the Executive has been afforded at least ten (10) days to cure, provided, further, that (A) this cure provision shall not apply to violations of the Company’s code of conduct, written code of ethics or prohibition against unlawful harassment, and (B) such cure period shall only apply to breaches or violations that in the Board’s sole judgment are capable of or amenable to such cure;

(iv)the Executive’s conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty; or

(v)the Executive’s other willful misconduct, gross negligence or knowing violation of securities laws that, in the good faith judgment of the Board, may have or has had a material adverse impact on the Company (either economically or on its reputation).

2.13“Discharge from Employment” shall mean the termination by the Company Group of the Executive’s employment which results in the Executive no longer being employed by any member of the Company Group.

2.14“Discharge or Discharged without Cause” shall mean, with respect to an Executive, a Discharge from Employment other than a Discharge for Cause.

2.15“Effective Date” shall have the meaning set forth in Section 1.1.

2.16“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any applicable notices, rulings and regulations promulgated thereunder.

2.17“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18“Executive” means an individual directly employed by the Company on a regular, full-time basis and who is the Chief Executive Officer, the Chief Financial Officer, an Executive Vice President or a Senior Vice President and certain individual(s) who are (a) employed as an executive officer by a member of the Company Group and (b) specifically designated by the Committee to be eligible for participation in the Plan.

2.19“Good Reason” shall mean, with respect to an Executive, unless otherwise specifically defined in an employment agreement between the Executive and the Company Group, the occurrence of any of the following without the Executive’s prior written consent: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a change of at least 50 miles in the geographic location at which the Executive provider must perform the services; (iv) any other action or inaction that is a material breach by the Company Group of the Executive’s employment agreement (including, but not limited to, requiring the Chief Executive Officer to report to anyone other than the full Board of Directors); provided, however, (x) that the Executive must provide notice to the Plan Administrator of the existence of the condition constituting Good Reason within ninety (90) days of its initial existence, and the Company Group must have at least thirty (30) days to remedy the condition to the extent capable of being cured and the Executive must terminate employment within sixty (60) days after the end of the Company’s cure period; and (y) if the Board determines in its reasonable discretion that the separation of the titles of Chairman of the Board and Chief Executive Officer and the naming of another individual to be the non-executive Chairman of the Board, is necessary or desirable to consummate a third-party transaction, such separation in connection with the consummation of such transaction shall not be considered to be a material diminution of an Executive’s authority, duties or responsibilities for purposes of a Good Reason.

2.20“Person” means any partnership, corporation, limited liability company, group, trust or other legal entity.

2.21“Plan” shall mean this Real Industry, Inc. Severance Plan for Senior Officers, as it may be amended from time to time.

2.22“Plan Administrator” shall be set forth in Section 6.1 of the Plan.

2.23“Resignation” shall mean, with respect to any Executive, the termination by the Executive of such Executive’s employment with the Company Group, including due to the Executive’s death or Disability.

2.24“Resignation for Good Reason” shall mean, with respect to any Executive, a Resignation due to “Good Reason.”

2.25“Resignation without Good Reason” shall mean, with respect to any Executive, any Resignation other than a Resignation for Good Reason.

2.26“Severance Period” shall mean the period during which an Executive is receiving payment of severance benefits pursuant to Section 3.2 hereof.

2.27“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

SECTION 3.SEVERANCE BENEFITS

3.1Eligibility for Severance Benefits. Except as otherwise set forth in Section 5.2, an Executive shall be eligible for severance benefits set forth in Section 3.2, if:

(a)The Executive is Discharged without Cause or the Executive submits a Resignation for Good Reason which is not cured by the Company within thirty (30) days of delivery of notice specifying the circumstances providing the basis for such Resignation for Good Reason to the extent capable of being cured;

(b)The Executive signs a general release, subject to the condition that severance benefits under the Plan be made and provided to the Executive, waiving any employment related claims against the Company Group in a form provided by the Plan Administrator that is substantially similar to the form provided in Schedule A to the Plan, and the Executive does not revoke such general release during the time permitted; and

(c)The Executive continues to comply with all restrictive covenants and continuing obligations to the Company Group to which he or she is bound, including but not limited to the restrictive covenants set forth in the general release described in Section 3(b) above.

An Executive shall be ineligible for payments and benefits under the Plan pursuant to Section 3.2 or otherwise if the Executive submits a Resignation without Good Reason, or is Discharged for Cause, or if the Executive’s employment is terminated due to death or disability.

3.2Payment of Severance Benefits. If an Executive meets all of the eligibility requirements set forth in Section 3.1, then subject to Section 5.2, the Company shall provide the Executive with the following severance benefits:

(a)payment of a number of months of severance compensation in accordance with the following:

(i)for the Chief Executive Officer of the Company – the sum of (x) twenty four (24) months of the Executive’s annual base salary and (y) the Executive’s target annual cash bonus, each as in effect on the date of the Executive’s Discharge without Cause or Resignation for Good Reason; and

(ii)for all Executives other than the Chief Executive Officer of the Company – twelve (12) months of annual base salary in effect at the time of the Executive’s Discharge without Cause or Resignation for Good Reason;

(b)payment of an amount equal to the annual bonus earned by the Executive in the year of Discharge without Cause or Resignation for Good Reason based on full-

year performance, as prorated to reflect the partial year of employment and payable at the time the Company pays bonuses to other senior executives; and

(c)continuation of health and welfare benefits and payment of the employer portion of the applicable premiums to the extent permitted by each such applicable plan for the applicable Severance Period provided in Section 3.2(a) hereof.

Subject to Section 4.2, the vesting of the Executive’s outstanding unvested equity awards will only be accelerated, if at all, upon the Executive’s Discharge without Cause or Resignation for Good Reason to the extent provided in an applicable employment agreement or award agreement.

3.3Timing of Payment of Severance Benefits.  Except as provided in Section 4.2 hereof and subject to Section 10, any amounts payable pursuant to Sections 3.2(a) and (b) above shall be made in monthly installments payable over the applicable Severance Period following the effective date of the Executive’s Discharge without Cause or Resignation for Good Reason in accordance with the Company’s normal payroll practices; provided, however, that the first payment will not be paid until the first payroll date following the sixtieth (60th) day after the effective date of such Discharge without Cause or Resignation for Good Reason and the first payment will include all payments that otherwise would have been made within that period.

SECTION 4.CHANGE IN CONTROL BENEFITS

4.1Eligibility for Change in Control Benefits. An Executive shall be eligible for the benefits set forth in Section 4.2 (in addition to the benefits set forth in Section 3.2(c)), if:

(a)The Executive was actively at work, or on an approved temporary leave of absence, with the Company Group immediately prior to a Change in Control;

(b)The Executive is Discharged without Cause or the Executive submits a Resignation for Good Reason, within the 24-month period following the Change in Control;

(c)The Executive signs a general release, subject to the condition that severance benefits under the Plan be made and provided to the Executive, waiving any employment related claims against the Company Group in a form provided by the Plan Administrator that is substantially similar to the form provided in Schedule A to the Plan and the Executive does not revoke such general release during the time permitted; and

(d)The Executive continues to comply with all restrictive covenants and continuing obligations to the Company Group to which he or she is bound, including but not limited to the restrictive covenants set forth in the general release described in Section 4(c) above.

An Executive shall be ineligible for the accelerated vesting of the Executive’s outstanding unvested equity awards pursuant to Section 4.2 if the Executive submits a Resignation without Good Reason, or is Discharged for Cause, or if the Executive’s employment is terminated due to death or Disability.

4.2Payment of Change in Control Benefits. If an Executive meets all of the eligibility requirements set forth in Section 4.1, then subject to Section 5.2, the Company shall pay to the Executive, in one lump sum payment within 30 days following the Executive’s termination of employment:

(a)the amount equal to the product of (x) the monthly rate of the Executive’s base annual salary compensation in effect at the time of the Executive’s Discharge without Cause or Resignation for Good Reason and (y) the applicable number of months in accordance with the following:

(i)for the Chief Executive Officer of the Company – 24 months; and

(ii)for all Executives other than the Chief Executive Officer of the Company – eighteen (18) months; plus

(b)an amount equal to the product of (x) the Executive’s target annual bonus on the date of  the Executive’s Discharge without Cause or Resignation for Good Reason, and (y) the number of years for which the Executive is entitled to severance benefits pursuant to Section 4.2(a) above (such that, by way of example for the avoidance of doubt, 24 months equals 2.0 years); and

(c)unless otherwise specified in any equity award agreement to the contrary, provide the Executive with accelerated vesting of the Executive’s outstanding unvested equity or other long-term incentive awards so that as of the date of the Executive’s Discharge without Cause or Resignation for Good Reason within 24 months following a Change in Control, such awards shall be 100% vested.

4.3Limitations on Change in Control Payments.

(a) If the aggregate of all amounts and benefits due to the Executive (or his or her Beneficiaries), under this Plan or any other agreement, plan, program, policy or arrangement (a “Company Arrangement”) (or any payments, benefits or entitlements by or on behalf of any person that effectuates a related transaction) (collectively, “Change in Control Benefits”), would cause the Executive to have “parachute payments” as such term is defined in and under Code Section 280G(b)(2) and would result in the imposition of excise taxes pursuant to Code Section 4999 (“Excise Tax”), the Company will reduce (or cause to be reduced) any such payments and benefits so that the Value of all Change in Control Benefits (as hereinafter defined), in the aggregate, equals the Safe Harbor Amount (as hereinafter defined) minus $1,000.00, but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit (as hereinafter defined) if such reduction were not made (a “Required Reduction”). The determinations with respect to this paragraph (a) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be a nationally-recognized United States public accounting firm chosen, and paid for, by the Company. Notwithstanding any provision to the contrary in this Plan or in any other applicable Company Arrangement, any Required Reduction shall be implemented as follows: first, by reducing any bonus payments to be made to the Executive under this Plan; second, by reducing any salary continuation payments to be made to the Executive under this Plan; third, by cancelling any outstanding equity-based compensation awards that would otherwise constitute parachute payments and that are subject to performance vesting (“Performance-Based Equity”), the performance goals for which have not been met prior to the occurrence of the event giving rise to the Change in Control Benefits; and fourth, cancelling any other payments due to the Executive. In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Code Section 280G(b)(2)(A), and (y) only to the extent necessary to achieve the Required Reduction.

(b)It is possible that after the determinations and selections made pursuant to the above paragraph (a), the Executive will receive Change in Control Benefits that are, in the aggregate, either more or less than the limitations provided in paragraph (a) above (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Code Section 1274(d)), or such higher rate as is necessary to ensure that the Change in Control Benefits are less than the Safe Harbor Amount, times a fraction whose numerator is the number of days elapsed from the date of the Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is three hundred sixty-five (365). In the event that it is determined (x) by a court of competent jurisdiction, or (y) by the Auditor upon request by the Executive or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within ten (10) days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Code Section 1274(d)) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is three hundred sixty-five (365).

(c)All determinations made by the Auditor under this Section 4.3 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable following the event giving rise to the Change in Control Benefits, or such later date on which a Change in Control Benefit has been paid or a request or demand has been made.

(d)Definitions. The following terms shall have the following meanings for purposes of this Section 4.3.

(i)“Net After-Tax Benefit” means the present value (as determined in accordance with Code Section 280G(d)(4)) of the Change in Control Benefits net of all taxes imposed on the Executive with respect thereto under Code Sections 1 and 4999 and under applicable state and local laws, determined by applying the highest marginal rate under Code Section 1 and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies are likely to apply to the Executive in the relevant tax year(s).

(ii)“Value of a Change in Control Benefit” means the present value as of the date of the change in control for purposes of Code Section 280G of the portion of such Change in Control Benefit that constitutes a “parachute payment” under Code Section 280G(b)(2) and its implementing regulations, as determined by the Auditor for purposes of determining whether and to what extent the Excise Tax will apply to such Change in Control Benefit.

(iii)“Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Code Section 280G(b)(3) and its implementing regulations.

SECTION 5.ADJUSTMENTS

5.1Death Prior to Full Payment. If an Executive dies, after becoming eligible for, but before receiving, any payment due under the Plan, such payment shall be paid to the Executive’s Beneficiary.

5.2Payments Offset by Severance Payments in Employment Agreement. Any payment or benefit made under the Plan to an Executive pursuant to Section 3.2 or Section 4.2 shall be offset by any severance payments due to such Executive under any employment agreement or change in control agreement between the Executive and the Company Group and any severance payments required by Federal or state law (including pursuant to the Worker Adjustment and Retraining Notification Act).

5.3Retirement Benefits. In addition to any amounts payable to the Executive under Section 3.2 or Section 4.2, following the Executive’s Discharge from Employment or Resignation, the Executive shall be entitled to receive all benefits payable to the Executive under any plan or agreement relating to retirement benefits.

SECTION 6.PLAN ADMINISTRATION

6.1Plan Administrator. The Committee shall be the Plan Administrator as that term is defined in ERISA. The Plan Administrator shall have the authority to administer the Plan, subject to its right to designate other organizations or persons (who also may be employed by any Company) to carry out specific duties, other than claims processing and review which duty shall be retained by the Plan Administrator, including but not limited to: administration and management duties; recordkeeping; and preparation of reports and other documents required to be distributed to Executives and Beneficiaries. The Plan Administrator shall have no responsibility or authority with regard to the filing of reports and other documents with respect to the Plan with government authorities, and all such authority shall instead remain with the Company and the employees who are designated by the officers of the Company to carry out such responsibilities and to execute such documents. The Plan Administrator shall be the named fiduciary under the Plan.

6.2Determination by Plan Administrator Binding. The Plan Administrator shall have complete discretionary authority to determine the standard of proof required in any case, to determine eligibility for Plan benefits, to apply, construe and interpret the terms of the Plan, to resolve any disputes arising from language in the Plan and to interpret any ambiguous or uncertain terms therein. No benefits shall be paid under the Plan unless the Plan Administrator has approved them. The decisions of the Plan Administrator shall be final and binding. To the extent required by law, the Plan Administrator shall administer the Plan on a reasonable and nondiscriminatory basis and shall apply uniform rules to all persons similarly situated.

6.3Information to be Furnished by Executives. Executives under the Plan must furnish the Plan Administrator or its delegate with such evidence, data or information as the Plan Administrator or its delegate considers necessary or desirable to administer the Plan. A fraudulent misstatement or fraudulent omission of fact made by an Executive in a claim for benefits or otherwise may be used to deny claims for benefits.

6.4Action by the Company. Any action required or permitted to be taken by the Company under the Plan shall be by resolution of the Committee.

6.5Indemnification. To the extent permitted by law, any director, officer or employee of the Company Group who has acted in good faith in taking any action in connection with the Plan shall be indemnified by the Company against expenses (including the amount of any liability imposed in the form of a money judgment, civil penalty or excise tax, as well as amounts paid in the settlement with approval of the Company) reasonably incurred by him or her in connection with any action, suit or proceeding to which he or she may be a party or with which he or she shall be threatened by reason of actions taken in good faith in connection with the Plan.

SECTION 7.DESIGNATION OF BENEFICIARIES

7.1Designation and Change of Designation. Each Executive shall file with the Plan Administrator a written designation of one or more persons as the Beneficiary who, subject to applicable law, shall be entitled to receive the amount, if any, payable under the Plan upon the Executive’s death. An Executive may, from time to time, revoke or change a Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Plan Administrator. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation or change or revocation thereof, shall be effective unless it is on a form acceptable to the Plan Administrator and is received by the Plan Administrator prior to the Executive’s death, and in no event shall it be effective as of a date prior to such receipt.

7.2Absence of Valid Designation. If no Beneficiary designation is in effect at the time of an Executive’s death, if no designated Beneficiary survives the Executive, or if a designation conflicts with law or is not on a form acceptable to the Plan Administrator, the Executive’s estate shall be deemed to have been designated as the Beneficiary and shall receive payment of the amount, if any, payable under the Plan upon the Executive’s death. If the Plan Administrator is in doubt as to the right of any person to receive such amount, the Plan Administrator may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Plan Administrator may pay such amount to any court of competent jurisdiction, and such payment shall be a complete discharge of the Plan and the Company Group.

SECTION 8.AMENDMENT OR TERMINATION

8.1Amendment. Prior to a Change in Control, the Company reserves the right to amend the Plan at any time, by action of the Board, without the consent of any Executive or any other person. All amendments shall be in writing. Prior to a Change in Control, the Company also reserves the right to add, modify or eliminate benefits provided under the Plan, without the consent of any Executive or any other person; provided, however, that any amendment within 24 months prior to a Change in Control or a Discharge without Cause or Resignation for Good Reason of that is adverse to any Executive shall not be applicable to such Executive. Following a Change in Control, until the later of the second anniversary of the Change in Control or the date on which benefits are no longer payable under the Plan, no amendment may be made to Section 3 or Section 4, and no amendment may be made that adversely affects any Executive without such Executive’s consent; provided, however, that if the Plan is a nonqualified deferred compensation plan within the meaning of Code Section 409A, the Company, without any Executive’s consent, shall make such amendments to the Plan as shall be required to avoid additional income taxes and/or penalties imposed by Code Section 409A, including without limitation, the elimination or modification of benefits which the Company in its reasonable judgment determines cannot be provided as set forth in the Plan in compliance with Code Section 409A, provided that such elimination or modification shall be made in such manner so as to preserve the benefits provided by the Plan to the maximum extent possible. Following the second anniversary of the Change in Control, the Company may amend the Plan without the consent of an Executive who is not then receiving any benefits under the Plan attributable to a termination of employment that occurred after the Change in Control or any other person.

8.2Termination. While the Company expects to continue the Plan, the Company reserves the right to terminate the Plan, by action of the Board, at any time prior to a Change in Control, in whole or in part, without the consent of any Executive or any other person; provided, however, that any amendment within 24 months prior to a Change in Control that is adverse to any Executive shall not be applicable to such Executive. Following a Change in Control, the Company may not terminate the Plan until the later of the second anniversary of the Change in Control or the date on which benefits are no longer payable under the Plan.

SECTION 9.CLAIMS PROCEDURE

9.1Initial Claim for Benefits. The Plan Administrator or its delegate will generally initiate contact with an Executive who the Plan Administrator believes may be eligible for benefits under the Plan. An Executive who is not so contacted, and who believes he or she is entitled to benefits under the Plan, must submit a written claim to the Plan Administrator within sixty (60) days of the date of the alleged occurrence giving rise to the claim.

9.2Information Provided if Claim is Denied. If the Plan Administrator concludes that the claim should be denied, the Executive shall be notified in writing of the denial of the claim within ninety (90) days after the Plan Administrator’s receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension (which shall not exceed one hundred eighty (180) days after the Plan Administrator’s receipt of the claim) shall be furnished to the Executive prior to the termination of the initial 90-day period. The notice denying the Executive’s claim shall (a) set forth the specific reason or reasons for the denial, making reference to the pertinent provisions of the Plan on which the denial is based and identifying all information and evidence relied upon in connection with the denial; (b) describe any additional material or information that should be received before the claim may be acted upon favorably and explain the reason why such material or information, if any, is needed; (c) inform the Executive of his or her right pursuant to this Section 9.2 to request review of the decision by the Plan Administrator and (d) explain the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

9.3Appeal of Denied Claim. An Executive may appeal the denial of a claim to the Plan Administrator by submitting a written request for review within sixty (60) days after the date on which such denial is received. During this period, the Executive making the request for review may examine the Plan documents, records and other information relevant to the Executive’s claim for benefits.

9.4Decision Upon Review of Denied Claim. The Plan Administrator shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Plan Administrator for up to an additional sixty (60) days in special circumstances. The Plan Administrator’s decision shall be in writing, shall include specific reasons for the decision, shall refer to pertinent provisions of the Plan on which the decision is based, and shall be conclusive and binding on all persons.

SECTION 10.CODE SECTION 409A COMPLIANCE

10.1Construction. With respect to any benefits provided by this Plan that are subject to Code Section 409A, it is intended that the terms of this Plan comply with the terms and conditions of Code Section 409A and the regulations and guidance promulgated thereunder and all provisions of this Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company Group shall have any liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

10.2Installment Payments. If under this Plan, an amount is to be paid in two (2) or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

10.3Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean separation from service.

10.4Specified Employees. Notwithstanding the foregoing, if an Executive is a “specified employee” of a public corporation (as described in Treas. Reg. § 1.409A-1(i)), then to the extent a separate payment described in this Section 10) does not fall within the “short-term deferral” exclusion (as described in Treas. Reg. § 1.409A-1(b)(4)) or the exclusion for separation pay due to involuntary separation from service (as described in Treas. Reg. § 1.409A-1(b)(9)(iii)), and such separate payment would be paid during the first six (6) months following the Executive’s separation from service, such payment shall instead be paid on the first business day following the end of the six-month period following the Executive’s separation from service.

10.5Exemptions from Code Section 409A. Notwithstanding anything in this Plan to the contrary, the severance payments payable hereunder shall be exempt from Code Section 409A to the extent that:

(a)Such severance payments will be paid no later than 2½ months following the end of the calendar year in which the Executive’s Discharge without Cause or Resignation for Good Reason occurs, so as to meet the requirements for a short-term deferral as described in Treas. Reg. §1.409A-1(b)(4) that is exempt from Code Section 409A; or

(b)With respect to severance payments that do not fall within the exemption set forth in Section 10.5(a):

(i)the severance payments are paid in full no later than December 31 of the second calendar year following the calendar year in which the Executive’s Discharge without Cause or Resignation for Good Reason occurs; and

(ii)The amount of severance payments payable to the Executive does not exceed two times the lesser of the following:

(1)the Executive’s annual compensation for the calendar year preceding the calendar year (the “look-back year”) in which the Executive has an Discharge without Cause or Resignation for Good Reason. For this purpose, the Executive’s annual compensation means the Executive’s base pay (plus such other amounts as are permitted to be included as prescribed in Code Section 409A) for the look-back year (determined on an annualized basis if the Executive was employed for less than the full calendar year), as adjusted for any increase during the look-back year that was expected to continue indefinitely but for the Executive’s termination of employment; or

(2)the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which the Executive’s Discharge without Cause or Resignation for Good Reason occurs.

10.6Reimbursements. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expenses was incurred.

SECTION 11.MISCELLANEOUS

11.1No Guarantee of Employment. Nothing contained in the Plan shall confer upon any Executive any right with respect to the continuation of his or her employment with the Company Group or interfere in any way with the right of the Company Group, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment.

11.2Clawback of Financial Performance Awards.  As required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, to the extent permitted by applicable law, in all appropriate cases, each Executive hereby acknowledge and agree that reimbursement shall be required of any bonus or incentive compensation paid to such Executive, cause the cancellation of restricted stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that: (i) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; or (ii) the Board or an appropriate committee determines that an employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement; and/or (iii) the amount of the bonus or incentive compensation that would have been awarded to any Executive had the financial results been properly reported would have been lower than the amount actually awarded.

11.3No Alienation of Benefits. Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void and of no effect whatsoever. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any such time such amount would be made subject to such person’s debts or liabilities or would otherwise not inure to the benefit of such person, then, except as may be required by applicable law, the Plan Administrator, if it so elects, may direct that such amount be withheld and that such amount or any part thereof be paid or applied to or for the benefit of such person, such person’s spouse, child or other dependents, or any of them, in such manner and proportion as the Plan Administrator may deem proper.

11.4No Right, Title, or Interest in Company Assets. No Executive shall have any right, title, or interest whatsoever in or to any investments which the Company Group may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company Group and any Executive or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

11.5Tax Withholding. The Plan Administrator shall have the right to deduct from all payments under the Plan an amount sufficient to satisfy all tax withholding requirements, if any.

11.6Governing Law. The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

11.7Severability. In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

11.8Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

11.9Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular.

11.10Facility of Payment. When any person entitled to benefits under the Plan is under a legal disability or in the Plan Administrator’s opinion is in any way incapacitated so as to be unable to manage his or her affairs, the Plan Administrator, in its sole discretion, may cause such person’s benefits to be paid to such person’s legal representative for his or her benefit, or to be applied for the benefit of such person in any other manner that the Plan Administrator may determine. Such payment shall constitute a full discharge of liability of the Plan for such benefits.

IN WITNESS WHEREOF, the Plan is hereby adopted effective as of the date first set forth above.

REAL INDUSTRY, INC. By:______________________________ Its:______________________________

SCHEDULE A
FORM OF GENERAL RELEASE

This Agreement and General Release (the “Agreement”) is made and entered into this ____ day of _________, 20__, by and between ________________ (“Executive”) and Real Industry, Inc. (the “Company”).

1.Released Parties. The term “Released Parties”, as used in this Agreement, shall mean the Company and its subsidiaries and its affiliates (and any successors thereto) (the “Company Group”) and any of its respective past or present employees, representatives, administrators, agents, officials, officers, directors, shareholders, divisions, parents, subsidiaries, predecessors, successors, affiliates, general partners, limited partners, consultants, employee benefit plans (and their sponsors, fiduciaries, or administrators), insurers, or attorneys.

2.General Release. Executive, on behalf of [himself/herself] and [his/her] agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully releases and forever discharges each of the Released Parties from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Executive signs this Agreement, including, without limitation, any claims arising or that arose or may have arisen out of or in connection with Executive’s employment, or [his/her] separation of employment from the Company Group, and including but not limited to:

all claims, actions or liability under: (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the California Family Rights Act, California wage laws; and (2) any other federal, state, or local statute, ordinance, or regulation regarding employment, compensation, unpaid wages, employee benefits, termination of employment, or discrimination in employment; and (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, tort or any other matter.

Executive acknowledges that in exchange for this release, [he/she] has received separate consideration beyond that to which Executive is otherwise entitled under Company policy or applicable law.  Employee specifically agrees and acknowledges that [he/she] has received all wages and other compensation owed to her by the Company.

Executive also specifically acknowledges that [he/she] is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of Civil Code Section 1542, hereby expressly waives and relinquishes all rights and benefits [he/she] may have thereunder, as well as under any other statutory or common law principles of similar effect.

3.Covenant Not To Sue. Except for an action arising out of a breach of the terms of this Agreement or failure to provide benefits under the Real Industry, Inc. Severance Plan for Senior Officers (the “Plan”), Executive agrees never to bring (or cause to be brought) any claim, action or proceeding against the Company Group or any of the other Released Parties regarding any act or failure to act that occurred up to and including the date on which the parties sign this Agreement, including but not limited to any claim, action or proceeding relating to Executive’s employment or [his/her] separation of employment from the Company Group.

4.Nonsolicitation; Confidential Information, etc. Executive hereby acknowledges that, during and solely as a result of Executive’s employment by the Company Group, Executive has received and will continue to receive special training and education with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Company Group and vital to the success of the Company Group’s business and other related matters. In consideration of the severance benefits payable to Executive pursuant to the Plan, Executive hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company in entering into this Agreement. Executive acknowledges and agrees that each of the individual provisions of this Section 4 constitutes a separate and distinct obligation of Executive to the Company Group, individually enforceable against Executive.

(a)Covenant Not to Solicit Employees. For the period during which Executive receives salary continuation payments under the Plan (the “Restricted Period”), Executive agrees and covenants that [he/she] shall not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Company Group (whether for Executive’s own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employee of the Company Group to work for Executive, any affiliate of Executive or any competitor of the Company Group, nor shall Executive otherwise attempt to interfere (to the Company Group’s detriment) in the relationship between the Company Group and any such employees.

(b)Covenant Not to Solicit Customers. During the Restricted Period, Executive agrees and covenants that [he/she] shall not, directly or indirectly, in any form or manner, contact, solicit, or facilitate the contacting or solicitation of, any Customer of the

Company Group for the purpose of competing with its business. For purposes of this Agreement, the term “Customer” shall mean and refer to each person, entity, municipality or other governmental entity that has a contract with or is actively being solicited by the Company Group to engage in services within the scope of its business.

(c)Covenant of Confidentiality.  For a period of five (5) years after the termination of Executive’s employment with the Company Group, for any reason, Executive shall not, except in furtherance of the Business of the Company Group or otherwise with the prior authorization of the Company, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of Executive’s employment or engagement), or utilize for Executive’s personal benefit or for the benefit of any competitor or customer of the Company Group any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of any member of the Company Group or which are licensed by any member of the Company Group, any financial data or lists of actual or potential customers or suppliers (including contacts thereat) of the Company Group, and any information regarding the contracts, marketing and sales plans, which is not generally known to the public through legitimate origins of the Company Group. The parties hereto each acknowledge and agree that such Confidential Information is extremely valuable to the Company Group and shall be deemed to be a “trade secret.” In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by Executive or by misappropriation), or is required to be disclosed by legal, administrative or judicial process (provided that Executive has provided to the Company reasonable prior notice of such request and the Company has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Agreement, but Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

(d)Return of Property.  Upon termination of Executive’s employment, Executive shall promptly deliver to the Company Group all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Company Group’s Customers, marketing strategies, products or processes which contain any Confidential Information.

(e)Equitable Remedies.  In the event that Executive breaches any of the terms or conditions set forth in this Section 4 (collectively, the “Restrictive Covenants”), Executive stipulates that such breach will result in immediate and irreparable harm to the business and goodwill of the Company Group and that damages, if any, and remedies at law for such breach would be inadequate. The Company Group shall therefore be entitled to seek for and receive from any court of competent jurisdiction a temporary restraining order, preliminary and permanent injunctive relief and/or an order for specific performance to protect its rights and interests and to restrain any violation of this Agreement and such further relief as the court may deem just and proper, each without the necessity of posting bond. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys’ fees) of the prevailing party. The Company Group may elect to seek such remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Company Group seeking any remedies in another situation. Such action by the Company Group shall not constitute a waiver of any of its rights.

(f)Continuing Obligation.  The obligations, duties and liabilities of Executive pursuant to Sections 4(a), 4(b), 4(c) and 4(d) of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event, and at the moment, Executive breaches any of the terms, duties or obligations contained in Sections 4(a), 4(b) and 4(c) of this Agreement, then any payments or benefits paid to Executive pursuant to the Plan shall be returned to the Company Group and all amounts or benefits payable to Executive pursuant to the Plan shall be forfeited.

5.Non-Disparagement. Executive agrees not to make any oral or written statement to any third party that disparages, defames, or reflects adversely upon the Company Group, its products, employees or services.

6.Governing Law. This Agreement shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

7.Severability. In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

8.ADEA Waiver. Executive acknowledges that [he/she] has been advised in writing to consult with an attorney prior to executing this Agreement, which contains releases and waivers. Executive understands that [he/she] may take a period of twenty-one (21) days within which to consider this Agreement. Executive understands that [he/she] may revoke this Agreement during the seven (7) days following the execution of this Agreement and that the Agreement will not become effective until that seven-day revocation period has expired. In order to revoke the Agreement, Executive must sign and send a written notice to the Company addressed to 15301 Ventura Blvd., Suite 400, Sherman Oaks, CA 91403 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company, which shall only be effective if the Company receives it no later than seven (7) days after Executive signs the Agreement. If Executive revokes the Agreement, [he/she] will not be entitled to any of the money, benefits or other consideration provided to [him/her] under the Plan.

9.Knowing and Voluntary Waiver. Executive acknowledges that: (a) [he/she] has carefully read this Agreement and fully understands its meaning and effect; (b) [he/she] had a full and adequate opportunity and reasonable time period to review this Agreement with an attorney of [his/her] choosing before [he/she] signed it; (c) [he/she] was not coerced into signing the Agreement; (d) [he/she] agrees to all the terms of the Agreement and is entering into the Agreement knowingly, voluntarily, and with full knowledge of its significance; and (e) the only consideration for [his/her] signing the Agreement are the terms stated herein, and no other promises or representations of any kind have been made by any person or entity to cause [him/her] to sign the Agreement.

10.Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

REAL INDUSTRY, INC.

By:
[Executive Name]

Dated:	Dated: